Exhibit 4.1

                    AMENDMENT NO. 1 TO THE

               PREFERRED SUBSCRIPTION AGREEMENT


     AMENDMENT NO. 1 TO THE PREFERRED SUBSCRIPTION AGREEMENT, dated as of February 13, 2004 (this "Amendment"), among Waste Services, Inc., a Delaware corporation ("WSI"), Capital Environmental Resource Inc., a corporation amalgamated under the laws of the Province of Ontario, Canada ("CERI"), Kelso Investment Associates VI, L.P., a Delaware limited partnership, and KEP VI, LLC, a Delaware limited liability company.

     WHEREAS, the parties hereto entered into the Preferred Subscription Agreement, dated as of May 6, 2003 (the "Preferred Subscription Agreement"); capitalized terms used herein without definition shall have the meaning assigned to them in the Preferred Subscription Agreement; and

     WHEREAS the parties hereto desire to amend the Preferred
Subscription Agreement pursuant to Section 8.4 therein.

     NOW, THEREFORE, it is agreed as follows:

     1.   Amendment to Section 6.7(a).  Section 6.7(a) of the
Preferred Subscription Agreement is hereby amended and restated in its entirety to read as follows:

     "(a) Each of the US Company and the Canadian Company shall take the actions described in Exhibit C hereto and shall use their reasonable best efforts to take all actions necessary or advisable and permitted by applicable law to complete the Migration on or before June 30, 2004 (the "Migration Outside Date") in compliance with all applicable laws and regulations. Each of the US Company and the Canadian Company shall update the Purchasers regularly on the terms and conditions of and progress made towards consummating such Migration."

     2.   Amendment to Section 6.7(b).  Section 6.7(b) of the
Preferred Subscription Agreement is hereby amended and restated in its entirety to read as follows:

     "(b) Notwithstanding anything herein to the contrary, if the Migration does not occur on or prior to the Migration Outside Date, the Purchasers shall have the right to require the Canadian Company at any time following the expiration of the Consultation Period (as defined below) upon request by the Purchasers, to (x) exchange the Preferred Shares for preferred shares in the capital of the Canadian Company having the revised terms set forth on Exhibit F hereto and (y) exchange the Warrants (including any Warrants issued pursuant to Section 6.7(c)) for warrants to purchase common shares in the capital of the Canadian Company having the revised terms set forth on Exhibit G hereto (with appropriate adjustments for the Warrants issued under Section 6.7(c)), and in each case having economic and other rights and preferences with respect to the Canadian Company and its Subsidiaries that are substantially identical to those applicable to the US Company and its Subsidiaries immediately prior to such exchange (any such exchange, an "Exchange Event"). If the Migration does not occur by August 6, 2005, the US Company will have the right to require that the Purchasers participate in an Exchange Event. Following any such Exchange Event, all references to any of the Securities or the Conversion Shares herein shall be deemed to refer to the new securities or conversion shares, respectively, of the Canadian Company issued in connection with the Exchange Event or thereafter. "Consultation Period" means a 60 day period following the Migration Outside Date, during which period the Companies and the Purchasers shall discuss in good faith whether there are structuring alternatives to an Exchange Event that would preserve for the Purchasers the economic and other rights associated with direct ownership of Securities and Conversion Shares issued by the Canadian Company that could be achieved without an exchange of Securities and Conversion Shares issued by the US Company, subject to the right of the Purchasers in their sole discretion to reject any such alternatives.

     3. Certificate of Designations. For the avoidance of doubt, the parties hereto hereby acknowledge and agree that the references to the "Migration Outside Date" in section 5 of the Certificate of Designations shall be deemed to refer to the Migration Outside Date as modified by this Amendment.

     4. Full Force and Effect. Except as provided in this Amendment, the Subscription Agreement shall continue in full force and effect in accordance with the provisions thereof.

     5. Miscellaneous. Pursuant to Section 8.4 of the Preferred Subscription Agreement, this Amendment shall be effective, as of the date hereof, at such time as it is executed by WSI and the Purchasers. This Amendment shall be construed in accordance with and governed by the internal law of the State of New York (without reference to its rules as to conflict of laws). The section headings herein are for convenience only and shall not affect the construction hereof. This Amendment may be executed in one of more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.



                       CAPITAL ENVIRONMENTAL RESOURCE INC.


                       By: /s/Ivan R. Cairns
                           ___________________________
                           Name:  Ivan R. Cairns
                           Title: Secretary


                       WASTE SERVICES, INC.


                       By: /s/Ivan R. Cairns
                           ___________________________
                           Name:  Ivan R. Cairns
                           Title: Secretary



                       KELSO INVESTMENT ASSOCIATES VI, L.P.

                       By: Kelso GP VI, LLC,
                               its general partner


                       By: /s/George E. Matelich
                           ____________________________
                           Managing Member


                       KEP VI, LLC


                       By: /s/George E. Matelich
                           _____________________________
                           Managing Member